EX99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Investment Trust of our reports dated May 4, 2023, relating to the financial statements and financial highlights, which appear in John Hancock Diversified Real Assets Fund, John Hancock Fundamental Equity Income Fund and John Hancock Mid Cap Growth Fund’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 21, 2023